EXHIBIT 10.23

Amended and Restated

Compensatory Arrangements for Executive and Management Employees

Executive Compensation

From late January to late February 2016, the Compensation and Stock Options Committee (“Compensation Committee”) of Reading International, Inc., (“Reading,” “Registrant” or the “Company”) met five separate times with Willis Towers Watson, an international compensation consulting firm, the Chief Executive Officer, and legal counsel.  As part of its engagement Willis Towers Watson reviewed the Company’s compensation paid to executive and management officers by position, in light of each person’s duties and responsibilities.  Willis Towers Watson then compared the top executive and management positions at the Company to (i) executive compensation paid by a peer group and (ii) two surveys, the 2015 Towers Watson Data Services Top Management Survey Report and the 2015 Mercer MBD Executive Compensation Survey, in each case, identified by office position and duties performed by the officer.  The peer group utilized by Willis Towers Watson included the following companies:

Arcadia Realty Trust	Inland Real Estate Corp.
Associated Estates Realty Corp.	Kite Realty Group Trust
Carmike Cinemas Inc.	Marcus Corporation.
Cedar Realty Trust Inc.	Pennsylvania Real Estate Investment Trust
Charter Hall Group	Ramco-Gershenson Properties Trust
EPR Properties	Urstadt Biddle Properties Inc.
Vicinity Centres	Village Roadshow Ltd.
IMAX Corporation

Willis Towers Watson selected the above peer group because (i) the companies included US and Australian based companies reflecting the Company’s geographic operations and/or (ii) the companies were comparable to the Company based on revenue.

The executive pay assessment prepared by Willis Towers Watson measured the executive and management compensation paid by the Company against compensation paid by the peer group companies and the companies listed in the two surveys based on the 25th, 50th and 75th percentile of such peer group and surveyed companies.  The 50th percentile was the median compensation paid by such peer group and surveyed companies to executives performing similar responsibilities and duties.

In its report to the Compensation Committee, Willis Towers Watson noted that for Company executive officers:

•	Base salaries in the aggregate were generally in the competitive zone of the market (1% below the market 50th percentile), with certain notable exceptions on a position by position review;
•	Total cash compensation (base salary and cash bonus) in the aggregate was 26% below the 50th percentile; and
•	Total compensation (base salary, cash bonus and long term incentive awards) in the aggregate was 40% below the 50th percentile.

The Compensation Committee, recommended, and the Board subsequently adopted, a compensation philosophy for the Company's management team members to:

•	Attract and retain talented and dedicated management team members;
•	Provide overall compensation that is competitive in its industry;
•	Correlate annual cash incentives to the achievement of its business and financial objectives; and
•	Provide management team members with appropriate long-term incentives aligned with stockholder value.

As part of the compensation philosophy the Company’s compensation focus will be to (1) drive the Company’s strategic plan on growth, (2) align officer and management performance with the interests of the Company’s stockholders, and (3) encourage retention of officers and management team members.

In furtherance of the compensation policy and as a result of the extensive deliberations, including consideration of the Willis Towers Watson recommendations, the Compensation Committee adopted an executive and management officer compensation structure for 2016 consisting of:

•	A base salary comparable with job description and industry standard;
•

A short term incentive or cash bonus plan based on a combination of factors including individual performance against corporate goals as well as overall corporate and division performance, with a target bonus to be denominated as a percent of base salary with specific goals weightings and pay-out ranges); or

•	A long term incentive or equity awards in line with job description, performance, and industry standards.

The Compensation Committee's intention is that the compensation structure approved for 2016 will remain in place indefinitely.  However, it will review performance and results after the first year and thereafter and evaluate from time to time whether enhancements, changes or other compensation structures are in the Company's and it stockholders best interests.

Reflecting the new approach,  the Compensation Committee established (i) annual base salaries at levels that it believed (based heavily on the data provided by Willis Towers Watson)  are generally competitive with executives in our peer group and in other comparable publicly-held companies as described in the executive pay assessment prepared by Willis Towers Watson, and (ii) short term incentives in the form of discretionary annual cash bonuses based on the achievement of identified  goals and benchmarks. Long-term incentives in the form of employee stock options and restricted stock units will be used as a retention tool and as a means to further align an executive’s long-term interests with those of the Company’s stockholders, with the ultimate objective of affording our executives an appropriate incentive to help drive increases in stockholder value.

The Compensation Committee will evaluate both executive performance and compensation to maintain the Company’s ability to attract and retain highly-qualified executives in key positions and to assure that compensation provided to executives remains competitive when compared to the compensation paid to similarly situated executives of companies with whom we compete for executive talent or that we consider comparable to our company.

Role of Chief Executive Officer in Compensation Decisions

In connection with the implementation of the new compensation structure, the Compensation Committee conducted the thorough review of executive compensation discussed above.  The Compensation Committee engaged in extensive discussions with and considered with great weight the recommendations of the Chief Executive Officer as to compensation for executive and management team members other than for the Chief Executive Officer.

In connection with consideration of 2015 performance bonuses for members of management, the Chief Executive Officer prepared and submitted recommendations for each of the executive and management team members, other than her own.  In considering these recommendations, the Compensation Committee had the benefit of its extensive deliberations as well as the data provided by Willis Towers Watson.  In executive session, the Compensation Committee approved a 2015 performance bonus for the Chief Executive Officer.  At the Compensation Committee's February 17, 2016 meeting, it approved recommendations to the Board of Directors (the “Board”) for its February 18, 2016 meeting, at which time the Board approved the same.  The Board approval covered certain officers including the five officers set forth below. In addition, our Chief Executive Officer discussed recommendations for other management team members but the Compensation Committee and Board agreed that such positions were within the scope of the Chief Executive Officer's authority and did not require the Compensation Committee or Board approval.

The Compensation Committee expects to perform an annual review of executive compensation, generally in the first quarter of the year following the year in review, with a presentation by the Chief Executive Officer regarding each element of the executive compensation arrangements. At the Compensation Committee’s direction, the Chief

Executive Officer prepared an executive compensation review for each executive officer (other than the Chief Executive Officer), as well as the full executive team, which included recommendations for:

•	2016 Base Salary
•	A proposed year-end short-term incentive in the form of a target cash bonus based on the achievement of certain objectives; and
•	A long-term incentive in the form of stock options and restricted stock units for the year under review.

As part of the compensation review, the Chief Executive Officer may also recommend other changes to an executive’s compensation arrangements such as a change in the executive’s responsibilities or a change in title. The Compensation Committee will evaluate the Chief Executive Officer’s recommendations and, in its discretion, may accept or reject the recommendations, subject to the terms of any written employment agreements.

The Compensation Committee met in executive session without our Chief Executive Officer to consider the Chief Executive Officer’s compensation, including base salary, cash bonus and equity award, if any.  Prior to such executive sessions, the Compensation Committee interviewed the Chief Executive Officer to obtain a better understanding of factors contributing to the Chief Executive Officer's compensation.  With the exception of these executive sessions of the Compensation Committee, as a rule, our Chief Executive Officer participated in all deliberations of the Compensation Committee relating to executive compensation. However, the Compensation Committee will ask the Chief Executive Officer to be excused for certain deliberations with respect to the compensation recommended for Margaret Cotter, the sister of the Chief Executive Officer.

In conjunction with the year-end annual compensation review, or as soon as practicable after the year-end, our Chief Executive Officer will recommend to the Compensation Committee the Company objectives and other criteria to be utilized for purposes of determining cash bonuses for certain senior executive officers. The Compensation Committee, in its discretion, may revise the Chief Executive Officer’s recommendations. At the end of the year, the Compensation Committee, in consultation with the Chief Executive Officer, will review each performance goal and determine the extent to which the officer achieved such goals. In establishing performance goals, the Compensation Committee expects to consider whether the goals could possibly result in an incentive for any executives to take unwarranted risks in our Company’s business and intend to seek to avoid creating any such incentives.

Base Salaries

The Compensation Committee  reviewed the executive pay assessment prepared by Willis Towers Watson and other factors and engaged in extensive deliberation and then recommended the following 2016 base salaries (the 2015 base salaries are shown for comparison purposes) for the following officers; the Board approved the recommendations of the Compensation Committee on March 10, 2016: the President and Chief Executive Officer, Chief Financial Officer and the persons identified and Named Executive Officers in the Company’s proxy statement dated November 10, 2015 other than our prior Chief Executive Officers James J. Cotter, Sr. and James J. Cotter, Jr:

Name	Title	2016 Base Salary (4)	2015 Base Salary (4)
Ellen Cotter (1)	President and Chief Executive Officer	$450,000	$402,000
Devasis Ghose (2)	Chief Financial Officer	400,000	400,000
Andrzej Matyczynski (3)	EVP Global Operations	336,000	312,000
Robert F. Smerling	President, US Cinemas	375,000	350,000
Wayne Smith	Managing Director, ANZ	A$370,000	A$365,360
(1)	Ellen M. Cotter was appointed Interim President on June 12, 2015 and President and Chief Executive Officer on January 8, 2016.

(2)	Devasis Ghose was appointed Chief Financial Officer on May 11, 2015. Mr. Ghose is the only executive officer that is a party to an employment agreement.
(3)	Andrzej Matyczynski was the Company’s Chief Financial Officer until May 11, 2015 and thereafter he acted as corporate advisor to the Company. He was appointed EVP-Global Operations on March 10, 2016.
(4)	All dollars are in US dollars except the salary for Wayne Smith is reported in Australian dollars.

Short Term Incentives

The Short Term Incentives authorized by the Compensation  Committee and the Board   provides the Company’s executive officers and other management team members, who are selected to participate, with an opportunity to earn an annual cash bonus based upon the achievement of certain Company financial goals, division goals and individual goals, established by the Company’s Chief Executive Officer and approved by the Compensation Committee and the Board of Directors (in future years, under the Compensation Committee Charter approved by the Board on March 10, 2016, the Compensation Committee will have full authority to approve these matters). Specifically, a participant in the short term incentive plan will be advised of his or her annual potential target bonus expressed as a percentage of the participant’s base salary and by dollar amount.  The participant will be eligible for a short term incentive bonus once the participant achieves goals identified at the beginning of the year for a threshold target, the potential target or potential maximum target bonus opportunity.  The bonus will vary depending upon the achievements made by the individual participant, the corporate division and the Company.  Corporate goals will include levels of earnings before interest, depreciation, taxes and amortization (“non-GAAP Operating Income”) and property development milestones.  Division goals will include levels of division cash flow and division milestones and individual goals will include unique performance goals specific to the individual’s position in the Company.  Each of the corporate, division and individual goals carries a different percentage weight in determining the officer’s or other team member’s bonus for the year.

For 2016, executive officers will have an annual bonus opportunity expressed and determined as a percent of their base salary.  This approach also was a recommendation of the Willis Towers Watson report to the Compensation Committee and provided points of reference for our Compensation Committee to compare short-term incentive opportunities for our executive and management team to those in peer and competitor companies.

Ms. Ellen Cotter, President and Chief Executive Officer, has a potential target bonus opportunity of 95% of Base Salary, or $427,500 at target based upon Ms. Cotter’s achievement of her performance goals and the Company’s achievement of corporate goals as discussed above.  Of that potential target bonus opportunity, a threshold bonus of $213,750 may be achieved based upon Ms. Cotter’s achievement of certain of her performance goals and the Company’s achievement of certain of the corporate goals as discussed above, and a potential maximum target of $641,250 is based on achieving performance goals approved by the Chairman of the Compensation Committee.  Ms. Cotter’s aggregate annual bonus opportunity can range from $0 to $641,250.  Mr. Devasis Ghose, Chief Financial Officer, has a potential target bonus opportunity of 50% of Base Salary, or $200,000 at target, which is based on achievement of his performance goals and the Company’s achievement of corporate goals, as discussed above. Mr. Ghose’s aggregate annual bonus opportunity can range from $0 to $300,000 (the maximum potential target if additional performance goals are met by Mr. Ghose). Mr. Andrzej Matyczynski, EVP - Global Operations, has a target bonus opportunity of 50% of Base Salary, or $168,000 at target, which is based on achievement of his performance goals, the Company’s achievement of corporate goals and certain divisional goals. Mr. Matyczynski’s aggregate annual bonus opportunity can range from $0 to $252,000 (the maximum potential target if additional performance goals are met by Mr. Matyczynski).  Mr. Robert Smerling, President, US Cinemas, has a target bonus opportunity of 30% of base pay, or $112,500 at target, which is based on achievement of his performance goals, the Company’s achievement of corporate goals and certain divisional goals. Mr. Smerling’s aggregate annual bonus opportunity can range from $0 to $168,750 (the maximum potential target if additional performance goals are met by Mr. Smerling).  Mr. Wayne Smith, Managing Director, ANZ, has a target bonus opportunity of 40% of Base Salary, or A$148,000 at target, which is based on achievement of his performance goals, the Company’s achievement of corporate goals and certain divisional goals. Mr. Smith’s aggregate annual bonus opportunity can range from A$0 to A$222,000 (the maximum potential target if additional performance goals are met by Mr. Smith).

The positions of other management team members have target bonus opportunities ranging from 20% to 30% of Base Salary based on achievement of certain goals. The highest level of achievement a participant may receive is the maximum potential target which is set at 150% of the participant’s target bonus amount.

Long-Term Incentives

Long-Term incentives will utilize the equity-based plan under the Company's 2010 Incentive Stock Plan, as amended (the “2010 Plan”). For 2016, executive and management team participants will receive awards in the following forms: 50% time-based restricted stock units and 50% non-statutory stock options. The grants of restricted stock units and options will vest ratably over a four (4) year period with 1/4th vesting on each anniversary date of the grant date.

On March 10, 2016 the following grants were made:

Name	Title	Dollar Amount of Restricted Stock Units (1)	Dollar Amount of Non-Statutory Stock Options (1)
Ellen Cotter	President and Chief Executive Officer	$150,000	$150,000
Devasis Ghose (2)	Chief Financial Officer	0	0
Andrzej Matyczynski	EVP Global Operations	37,500	37,500
Robert F. Smerling	President, US Cinemas	50,000	50,000
Wayne Smith	Managing Director, ANZ	27,000	27,000

(1) The number of shares of stock to be issued will be calculated using the Black Scholes pricing model as of the date of grant of the award.

(2) Mr. Devasis Ghose was awarded 100,000 non-statutory stock options vesting over a 4 year period on Mr. Ghose’s commencement of employment on May 11, 2015.

All long-term incentive awards will be subject to other terms and conditions set forth in the 2010 Plan and award grant.